EXHIBIT 26 (k) (1)

                   OPINION & CONSENT OF MICHELE DRUMMEY, ESQ.
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April 26, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE:  Phoenix Life and Annuity Variable Universal Life Account
     Phoenix Life and Annuity Company
     Post Effective Amendment No. 16 to Registration Statement filed on Form N-6 File Nos. 333-12989 and 811-07835

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the above identified Post-Effective Amendment to the Registration Statement and filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933. Phoenix Life Variable Universal Life Account issues the Contracts.

As an attorney for Phoenix Life and Annuity Company ("PLAC"), I provide legal advice to PLAC in connection with the operation of its variable products. In this role I am familiar with Post-Effective Amendment for the Contracts. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

1. PLIC is a valid corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2. Phoenix Life and Annuity Variable Universal Life Account is a separate account validly established and maintained by PLAC in accordance with Connecticut law.

3. The Contract, when properly issued, is a legal and binding obligation of PLAC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Yours truly,

By:/s/ Michele Drummey
   -------------------
   Michele Drummey, Counsel
   Phoenix Life and Annuity Company